Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-190411, No. 333-68454, No. 333-68452, No. 333-175890 and No. 333-267538) on Form S-8 of our reports dated February 24, 2025, with respect to the consolidated financial statements of Landstar System, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Jacksonville, Florida

February 24, 2025